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                                                                     EXHIBIT 11

                       STERLING BANCORP AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                            Years Ended December 31,
                                                                    ---------------------------------------------------
                                                                       1993                1992               1991
                                                                    -----------         -----------         -----------
Income (Loss) for primary earnings per share:
   Net income (loss)                                        A     $ 3,155,397           $ 2,577,214         $(4,692,105)
                                                                  ===========           ===========         ===========

Income (Loss) for fully diluted earnings
   per share:
      Net income (loss)                                           $ 3,155,397           $ 2,577,214         $(4,692,105)
      Add expenses, net of tax effect
         on assumed conversion of
         convertible subordinated
         debentures:
           Interest                                               $   964,248             1,371,221           2,719,855
           Amortization of bond discount
              and expense                                              18,140                18,232              29,497
                                                                  -----------           -----------         -----------
           Income (Loss) for fully diluted
              shares                                        B     $ 4,137,785           $ 3,966,667         $(1,942,753)
                                                                  ===========           ===========         ===========

Common shares for primary earnings
   per share:
      Average shares issued (note a)                                6,496,521             6,492,412           6,480,417
      Add assumed conversion at the beginning
         of the period of issuance date if later:
           Stock options                                                1,370                    --                  --
           ESOP shares allocated                                        3,542                    --                  --
      Less average treasury shares (note b)                           150,393               150,085             157,192
                                                                  -----------             ---------           ---------
      Average common shares for compu-
         tation of primary earnings
         per share                                          C       6,351,040             6,342,327           6,323,225
                                                                  ===========            ==========           =========

Common shares for fully diluted
   earnings per share:
      Average common shares                                         6,351,040             6,342,327           6,323,225
      Add assumed conversion at the beginning
         of the period or issuance date if later:
           Convertible subordinated debentures                      2,191,560             2,939,678           3,600,694
           Series B preferred shares                                    2,576                 2,576               2,576
           ESOP shares unallocated                                    188,766                    --                  --
           Stock options                                                  481                    --                  --
                                                                  -----------          ------------        ------------
           Average common shares for
              computation of fully di-
              luted earnings per share                      D       8,734,423             9,284,581           9,926,495
                                                                  ===========           ===========           =========

Net income (loss) per average
   common share                                         (A / C)         $ .50                 $ .41               $(.74)
                                                                        =====                 =====               =====
Net income (loss) per average common
   share assuming full dilution                         (B / D)         $ .47                 $ .43               $(.20)
                                                                        =====                 =====               =====


      (a) Based on shares issued as at end of each month.
      (b) Based on shares in treasury as at end of each month.
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